Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333- 274371 and 333-220389) of Kewaunee Scientific Corporation (the "Company") of our reports dated July 2, 2025, with respect to the consolidated financial statements of the Company, included in this Annual Report on Form 10-K for the year ended April 30, 2025. /s/ Forvis Mazars, LLP Atlanta, Georgia July 2, 2025